Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Endeavor IP, Inc.
(Formerly Finishing Touches Home Goods, Inc.)

We hereby consent to the use in the Amendment No 1 to the Registration Statement on Form S-8 (the “Registration Statement”) of our report dated January 29, 2013, relating to the consolidated balance sheets of Endeavor IP, Inc. (formerly Finishing Touches Home Goods, Inc.)  (the “Company”) as of October 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the fiscal years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
October 24, 2013